Press Release

At the Company

Michael Black

Cambridge Display Technology

Tel: +44 1954 713600

Fax: +44 1954 713620

investors@cdtltd.co.uk

Investor Relations

Melissa Dixon

The Piacente Group, Inc.

+1 (212) 481-2050

melissa@tpg-ir.com

Cambridge Display Technology Announces First Quarter 2007 Financial Results

CAMBRIDGE, United Kingdom, May 15, 2007 -- Cambridge Display Technology, Inc. (Nasdaq: OLED), a pioneer in the development of polymer organic light emitting diode (P-OLED) technology, today reported its financial results for the first quarter ended March 31, 2007.

Total revenues for the first quarter of 2007 were $3.0 million, compared with $1.0 million for the same period last year. The increase was due to recognition of revenues from a license agreement and a development agreement signed in September 2006, and the sale of an inkjet printer during the first three months of 2007.

Gross Profit increased from $0.7 million in the first quarter of 2006 to $1.7 million in the first quarter of 2007 due to higher revenues. Gross margin decreased from 64% to 56% primarily due to lower margins in the Technology Services and Development and Equipment and Supplies.

Research and Development expenses for the first quarter of 2007 were $3.7 million, up from $3.1 million for the first quarter of 2006. R&D expenses were impacted primarily by an increase in development costs related to CDT's Total Matrix Addressing ("TMA") technology, higher expenditures on research programs and stock based consideration costs related to the purchase of the assets of Next Sierra Inc. in January 2007 as part of our TMA development plan.

Selling, General and Administrative expenses for the first quarter of 2007 increased to $4.4 million, from $4.0 million for the same period last year, primarily as a result of litigation expenses.

Equity in loss of affiliates decreased slightly to $1.3 million for the first quarter of 2007, from $1.4 million for the same period in 2006.

Net loss increased slightly to $7.7 million during the first quarter of 2007, from $7.6 million for the same period in 2006.

Total deferred revenues at March 31, 2007 were $9.2 million, an increase of $3.9 million from the $5.3 million at December 31, 2006. Deferred revenues increased because the amount of cash we received under license and technology services contracts in the first quarter of 2007 exceeded the revenues we recognized under those contracts during the same period. The most significant of those contracts was the major license which was sold in September 2006, pursuant to which revenues are being spread over time rather than being recognised on receipt.

Total cash and current marketable securities was $16.7 million at March 31, 2007, as compared with $19.3 million at December 31, 2006.

Chairman and CEO Dr. David Fyfe commented: "Our results for the first quarter primarily reflected the impact of license and development agreements signed during the fall of 2006. In January, we announced the acquisition of the assets of Next Sierra, a developer of P-OLED/OLED display driver chips, and the team we acquired is now completely focused on accelerating the development of our TMA passive matrix driver technology. In March, we announced that the significant growth in our material lifetimes - through our joint venture Sumation - have now enabled P-OLEDs to meet commercial requirements for adoption in micro and small displays."

"Commercialization of OLEDs - and in particular, P-OLEDS - continues to advance industrywide. During the first quarter, there have been increasing signs that the flat panel display industry is moving towards an OLED-based solution for the next generation of display technology, with a number of the major display manufacturers demonstrating OLED-based applications. Most recently, this included the demonstration of a full-color 21-inch P-OLED television from Toshiba Matsushita Display. In addition, MicroEmissive Displays, or MED, one of our long-time licensees, recently announced that they are on target to launch commercial production of their P-OLED wearable headset display in July and already have reported $10.5 million in backorders," Fyfe added.

The financial statements of the Company for the quarter ended March 31, 2007 are included in the Company's Quarterly Report on Form 10-Q, which can be accessed through the Internet at www.cdtltd.co.uk.

The Company will be holding a conference call to discuss the financial results included in this news release. Interested investors may listen to a live web cast today, May 15, 2007 at Noon ET/9:00AM PT (5:00PM BST). The call can be accessed through the Internet at www.cdtltd.co.uk.

About CDT

Cambridge Display Technology is a pioneer in the research, development and commercialization of polymer organic light emitting diodes (P-OLEDs) and other related technologies, which are targeted for use in a wide range of electronic display products used for information management, communications and entertainment. Features include reduced power consumption, size, thickness and weight, wide viewing angle, superior video imaging performance and the potential for use on flexible display substrates. Current CDT licensees are actively developing their manufacturing strategies. Founded in 1992, the Company is headquartered in Cambridge, UK and listed on the NASDAQ Global Market under the ticker symbol "OLED".

The Company's website is www.cdtltd.co.uk

Statements contained in this press release that are not historical facts are "forward-looking statements" and their presence may be indicated by words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "seek," "will" and "may," as well as the negative thereof and similar expressions. There can be no assurance that future developments affecting Cambridge Display Technology, Inc. and its subsidiaries will be those anticipated by management. Among the factors, risks and uncertainties that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements are the following: the outcomes of the Company's ongoing and future research and development activities, as well as those of its licensees; the Company's ability to form and continue strategic relationships with manufacturers of P-OLED materials and displays; the successful commercialization of products that include the Company's P-OLED technology by its licensees; the willingness of the Company's manufacturers and licensees to continue to develop, manufacture and sell commercial products integrating the Company's technology; the future demand for products using the Company's P-OLED technology; the comparative advantages and disadvantages of any competing technologies; the Company's ability to maintain and improve its competitive position following the expiration of its fundamental patents; the adequacy of protections afforded to the Company by the patents that it owns or licenses and the cost to the Company of enforcing these patents; the Company's ability to obtain, expand and maintain patent protection in the future and to protect its unpatentable intellectual property; developments in and expenses associated with resolving matters currently in litigation; and the Company's future capital requirements and its ability to obtain additional financing when needed, which would affect its ability to continue the research, development and commercialization of its P-OLED technology and other related technologies and as a going concern. Readers should also consider the additional factors described under the captions "Cautionary Statement Concerning Forward-Looking Statements" and "Risk Factors" in the Company's 10-K and 10-Q reports filed with the SEC. Investors should not place undue reliance on such forward-looking statements and the Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

CAMBRIDGE DISPLAY TECHNOLOGY, INC.

Consolidated Balance Sheets

(in thousands, except share information)

	March 31,	December 31,
	2007	2006
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$ 16,696	$ 12,015
Marketable securities	-	7,252
Inventory	-	30
Accounts receivable, net	90	187
Taxes receivable	1,439	1,861
Prepaid expenses and other current assets	2,486	1,680
Total current assets	20,711	23,025
Property, equipment and leasehold improvements, net	8,449	9,579
Investments in affiliates	2,528	3,951
Marketable securities	393	298
Goodwill	65,612	65,612
Other intangible assets, net	1,339	1,484
Other non-current assets	4	20
Total assets	$ 99,036	$ 103,969

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	5,761	$ 6,597
Deferred revenue	5,934	5,143
Due to affiliate	20	95
Other current liabilities	-	2,109
Total current liabilities.	11,715	13,944

Deferred revenue, non-current	3,293	193

Other liabilities	543	596

Commitments and contingencies	-	-

Common shareholders' equity:
Preferred stock, voting $0.01 par value, 46,667 authorized,
none issued or outstanding	-	-
Common stock, $0.01 par value, 100,000,000 shares authorized 21,903,549 issued and 21,630,703 outstanding	216	216
Additional paid-in capital	286,391	284,531
Accumulated other comprehensive loss	(171)	(271)
Accumulated deficit	(202,951)	(195,240)
Total common shareholders' equity	83,485	89,236
Total liabilities and shareholders' equity	$ 99,036	$ 103,969

CAMBRIDGE DISPLAY TECHNOLOGY, INC.

Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three months ended March 31,
	2007	2006

Operating revenues:
License fees and royalties	$ 1,103	$ 79
Technology services and development	970	698
Equipment and supplies	927	258
Total operating revenues	3,000	1,035
Cost of sales:
License fees and royalties	11	1
Technology services and development	673	216
Equipment and supplies	631	158
Total cost of sales	1,315	375
Gross profit	1,685	660

Operating expenses:
Research and development expenses	3,735	3,095
Selling, general and administrative expenses	4,356	3,969
Amortization of intangibles acquired	145	395
Total operating expenses	8,236	7,459
Loss from operations	(6,551)	(6,799)
Other income/(expense):
Equity in loss of affiliates	(1,316)	(1,415)
Foreign currency transaction loss	(7)	(213)
Other income	1	253
Interest income	167	257
Total other expense	(1,155)	(1,118)
Loss before benefit for income taxes	(7,706)	(7,917)
Expense / (Benefit) for income taxes	5	(284)
Net loss	$ (7,711)	$ (7,633)
Net loss per common share attributable to common shareholders, basic and diluted	$ (0.36)	$ (0.36)

Weighted average number of common shares outstanding, basic and diluted	21,630	21,483

CAMBRIDGE DISPLAY TECHNOLOGY, INC.

Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Three months ended March 31,
	2007	2006
Operating activities
Net loss	$ (7,711)	$ (7,633)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization of property, equipment and leasehold
Improvements	1,364	1,342
Loss on sale of property, equipment and leasehold improvements	(1)	-
Effect of exchange rate changes on cash and cash equivalents	(21)	42
Amortization of other intangible assets	145	395
Stock compensation expense	1,506	933
Stock consideration costs on asset acquisition	316	-
Equity in loss of affiliates	1,316	1,415
Changes in operating assets and liabilities:
Accounts and tax receivable	519	1,169
Inventory	30	(29)
Prepaid expenses and other current assets	(790)	(115)
Accounts and tax payable and accrued expenses	(836)	(2,045)
Due to affiliates	(75)	52
Deferred revenue	3,891	543
Other current and non-current liabilities	(2,162)	2
Net cash used in operating activities	(2,509)	(3,929)
Investing activities
Acquisition of property, equipment and leasehold improvements	(195)	(141)
Recharge to / (Investment in) affiliates	112	(1,596)
Disposal of / (Investment in) marketable securities	7,252	(1,735)
Net cash generated by / (used in) investing activities	7,169	(3,472)

Effect of exchange rate changes on cash and cash equivalents	21	(42)
Net increase / (decrease) in cash	4,681	(7,443)
Cash and cash equivalents-beginning of period	12,015	31,263
Cash and cash equivalents-end of period	$ 16,696	$ 23,820